Exhibit 99.01

DexCom Inc. Reports Fourth Quarter and Full Year 2011 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-February 23, 2012) - DexCom, Inc. (Nasdaq:DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2011.

For the full-year ended December 31, 2011, product revenue grew to $65.9 million, an increase of 64% from the $40.2 million in product revenue reported for 2010, and total revenue grew to $76.3 million, an increase of 57% from 2010. Product revenue totaled $20.9 million for the fourth quarter of 2011, an increase of 54% from the $13.6 million in product revenue reported for the comparable period in 2010. Total fourth quarter 2011 revenue, which included development grant and other revenue, was $22.4 million, an increase of 43% from the comparable period in 2010. Product gross profit totaled $10.2 million and $29.3 million for the three and twelve months ended December 31, 2011, compared to gross profit of $5.9 million and $14.1 million for the three and twelve months ended December 31, 2010. The Company reported a net loss of $12.3 million, or $0.18 per share, and $44.7 million, or $0.68 per share, for the three and twelve months ended December 31, 2011, compared to $9.8 million, or $0.16 per share, and $55.2 million, or $0.97 per share, for the three and twelve months ended December 31, 2010. The net loss for 2011 included $18.2 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Total cost of sales for the twelve months ended December 31, 2011 totaled $40.4 million compared to $30.2 million for 2010. The increase was primarily due to additional product sales. Research and development expense totaled $30.7 million in 2011 compared to $23.2 million in 2010. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation, and consulting costs. Selling, general and administrative expense totaled $49.9 million in 2011 compared to $40.5 million in 2010, with the change primarily due to additional selling, information technology, and customer operations costs, including increased share-based compensation. As of December 31, 2011, the Company had $81.9 million in cash and marketable securities, and $0.9 million in restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “31317641” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the Securities and Exchange Commission on February 23, 2012.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	As of December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,553	$4,889
Short-term marketable securities, available-for-sale	79,358	42,224
Accounts receivable, net	12,547	6,671
Inventory	8,171	8,112
Restricted cash	0	775
Prepaid and other current assets	1,781	2,690

Total current assets	104,410	65,361
Property and equipment, net	15,019	10,763
Restricted cash	939	939
Other assets	107	101

Total assets	$120,475	$77,164

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$6,346	$5,350
Accrued payroll and related expenses	6,804	5,730
Current portion of long-term debt	0	525
Current portion of deferred revenue	1,591	3,524

Total current liabilities	14,741	15,129
Other liabilities	963	1,042
Long-term portion of deferred revenue	281	0

Total liabilities	15,985	16,171
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 5,000 shares authorized; no shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively.	0	0
Common stock, $0.001 par value per share, 100,000 authorized; 67,833 and 67,549 shares issued and outstanding, respectively, at December 31, 2011, and 62,360 and 62,078 shares issued and outstanding, respectively, at December 31, 2010	68	62
Additional paid-in capital	495,626	407,375
Accumulated other comprehensive loss	(80)	(66)
Accumulated deficit	(391,124)	(346,378)

Total stockholders’ equity	104,490	60,993

Total liabilities and stockholders’ equity	$120,475	$77,164

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Product revenue	$20,936	$13,592	$65,910	$40,175
Development grant and other revenue	1,485	2,044	10,356	8,456

Total revenue	22,421	15,636	76,266	48,631
Product cost of sales	10,695	7,664	36,628	26,104
Development and other cost of sales	1,033	983	3,794	4,084

Total cost of sales	11,728	8,647	40,422	30,188

Gross profit	10,693	6,989	35,844	18,443
Operating expenses
Research and development	9,232	6,902	30,747	23,227
Selling, general and administrative	13,737	9,973	49,940	40,506

Total operating expenses	22,969	16,875	80,687	63,733
Operating loss	(12,276)	(9,886)	(44,843)	(45,290)
Other income	1	63	1	63
Interest income	25	22	107	95
Interest expense	(1)	(8)	(11)	(1,548)
Loss on debt extinguishment upon conversion of convertible debt	0	(3)	0	(8,490)

Net loss	$(12,251)	$(9,812)	$(44,746)	$(55,170)

Basic and diluted net loss per share	$(0.18)	$(0.16)	$(0.68)	$(0.97)

Shares used to compute basic and diluted net loss per share	67,506	60,367	65,564	56,881